EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement Form S-3 (No. 333-136709) and Form S-8 (No. 333-126764) of Adams Respiratory Therapeutics, Inc. of our reports dated August 24, 2007, with respect to the consolidated financial statements and schedule of Adams Respiratory Therapeutics, Inc., Adams Respiratory Therapeutics, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Adams Respiratory Therapeutics, Inc., included in this Annual Report (Form 10-K) for the year ended June 30, 2007.
/s/ Ernst & Young LLP
MetroPark, New Jersey
August 24, 2007